EXHIBIT 10.15

COUNTERPART/LEASE OF

UNITS 33 - 35 PARKER CENTRE MANSFIELD ROAD DERBY

JOHN SPENCER FOXCROFT

ARTHUR PAUL WOOLLANDS

and

CHRISTOPHER NOEL MOORE

Trustees of the Garrandale Limited Directors Pension Scheme

TO

NEXSAN TECHNOLOGIES LIMITED

BAKEWELLS

64 Friar Gate

Derby

DE 1 1W

Tel : 01332 348791

Fax : 01332 7390631739064

DX : 11527 Derby 1 Ref: MGJ

File: GAR011/2

Doc Loc: H/document/leases/Garrandale GAR011/2 DN3

Date Produced: 7.1.03 Sec: dma

DN: 3

THIS LEASE IS NOT MADE PURSUANT TO AN AGREEMENT ENTERED INTO BEFORE 1ST JANUARY 1996

ALL PARTIES TO AND PERSONS HAVING DEALINGS WITH THIS LEASE OR THEIR ADVISORS SHOULD BE AWARE OF THE “COMMERCIAL PROPERTY LEASES IN ENGLAND AND WALES CODE OF PRACTICE, SECOND EDITION”.

1

INDEX TO CLAUSES

A and B.		Terms specific to this Lease
1.1	Definitions
1.2	Interpretation
2.	Demise
3.	Tenants Covenants
	3.1	Rent
	3.2	Insurance
	3.3	Outgoings
	3.4	Repairs
	3.5	Upkeep
	3.6	External Decoration
	3.7	Internal Decoration
	3.8	Fixtures
	3.9	Inspection and Notice of Defects
	3.10	To Yield Up
	3.11	Compliance with Insurance Policy
	3.12	Notice of insurance loss
	3.13	Irrecoverable insurance monies
	3.14	Alterations and additions
	3.15	Statutory requirements
	3.16	Town and Country Planning
	3.17	Local Authority Notices
	3.18	Machinery
	3.19	Nuisance
	3.20	Fumes
	3.21	Inflammatory substances
	3.22	Costs of nuisance
	3.23	Use
	3.24	Encroachments
	3.25	Not to obstruct windows
	3.26	Refuse and storage
	3.27	Drainage
	3.28	Fire regulations
	3.29	Third party claims
	3.30	Support
	3.31	Sale boards
	3.32	Costs of proceedings
	3.33	Alienation
	3.34	Costs of approvals
	3.35	Additional provisions
	3.36	VAT

THIS LEASE is made the 23rd day of January Two thousand and three

Terms specific to this Lease

A.            In this Lease the following expressions shall have the following meanings:

1.	The Original Landlord	JOHN SPENCER FOXCROFT ARTHUR PAUL WOOLLANDS and CHRISTOPHER NOEL MOORE being the Trustees of the Garrandale Limited Directors Pension Scheme

2.	The Original Tenant	NEXSAN TECHNOLOGIES LIMITED registered office Imperial house, East Service Road, Raynesway, Derby DE21 6BF (Company number 3700226)

3.	The Surety	None

4.	Rent Commencement Date	Two months after the Term Commencement Date

5.	The Term	Ten years

6.	The Term Commencement Date	The 6th day of January 2003

7.	The Initial Annual Rent	For the For the first year of the Term £52,500 For the second year of the Term £53,000 For the third year of the Term £55,000 For each of the fourth and fifth years of the Term £57,500

8.	The Initial Rental Period	5 years

9.	The Review Dates	Every fifth anniversary of the Term Commencement Date

10.	The Permitted Use	Any use within Class B1 of the Town and Country Planning (Use Classes Order) 1987

11.	The Documents	The Register of Title No: DY 290336 at H M Land Registry

12.	The Demised Premises (see First Schedule for full description)	Units 33 — 35 Parker Centre Mansfield Road Derby

B.            The liability of the Original Landlord shall be limited to the assets of the Garrandale Limited Directors Pension Scheme

THIS LEASE is BETWEEN the Original Landlord (herein known as “the Landlord” which expression shall where the context so admits include the persons for the time being entitled to the reversion immediately expectant on the determination of the term hereby granted) of the First part and The Original Tenant (herein known as “The Tenant” which expression shall where the context so admits include its successors in title and assigns) of the Second part and the Surety of the Third part.

WITNESSETH as follows:

1.1                                 DEFINITIONS

In this Deed the following further expressions shall where the context so admits have the meanings hereinafter respectively assigned to them:

1.1.1                        “the Insured Risks” - Fire impact storm flood tempest including lightning explosion and in peace time aircraft and articles dropped therefrom missiles and projectiles and loss of rent for such period (not exceeding 3 years) as the Landlord shall see fit and such other risks as the Landlord shall from time to time reasonably require to have insured but excluding damage to plate glass PROVIDED ALWAYS that if the Landlord shall be unable to effect insurance against any one or more of the said risks such risk or risks shall for the purposes of this Lease be deemed to be excluded from the definition of “the Insured Risks” and the Landlord shall as soon as practicable notify the Tenant

1.1.2                        “the said term” shall include not only the term hereby granted but also the period of any holding over or of any extension thereof whether by statute or at common law

1.1.3                        “the Specified Rate” shall mean the rate of interest published as a base rate by Barclays Bank plc on the date upon which in accordance with the terms of this Lease such rate is required to be ascertained (or such other comparable rate as the Landlord may reasonably designate if the base rate shall cease to be published)

1.1.4                        “subsidiary” and “holding company” shall have the respective meanings assigned to them by S.736 of the Companies Act 1985

1.1.5                        “Gross Internal Area” means the gross internal ground floor area (excluding any external porches or external lobbies) in square feet of the demised premises in accordance with the then current Code of Measuring Practice published jointly by the Royal Institution of Chartered Surveyors and the Incorporated Society of Valuers and Auctioneers

1.2                                 INTERPRETATION

1.2.1                        the expression “the Landlord” shall include all or any superior landlords and all rights and reservations and permissions in favour of the Landlord shall also be for the benefit of any superior landlords to the intent that any superior landlords shall be entitled to exercise the same in addition to the Landlord

1.2.2                        Words importing the singular number only include the plural number and vice versa and where there are two or more persons included in the expressions “the Landlord” or “the

Tenant” or “the Surety” covenants expressed to be made by the Landlord or the Tenant or the Surety shall be deemed to be made by such persons jointly and severally

1.2.3                        The paragraph headings shall not affect the interpretation of this Lease

2.                                       DEMISE

In consideration of the rents hereinafter reserved and of the Tenant’s and the Surety’s covenants hereinafter contained the Landlord hereby demises unto the Tenant ALL THOSE the premises described in the First Schedule hereto together with the rights set out in the Second Schedule hereto but excepting and reserving the rights and privileges set out in the Third Schedule hereto all which said premises together with and except and reserved as aforesaid and together with the buildings erected thereon or on some part thereof and any additional or replacement buildings which may at any time during the said term be erected thereon are hereinafter referred to as “the Demised Premises” TO HOLD the same unto the Tenant SUBJECT TO the rights and easements exceptions and reservations restrictive and other covenants and conditions contained mentioned or referred to in the Document for the Term commencing on the Term Commencement Date YIELDING AND PAYING therefor unto the Landlord during the said term yearly:

2.1                                 Until the day immediately preceding the Rent Commencement Date the rent of a peppercorn (if demanded)

2.2                                 from the Rent Commencement Date and for the remainder of the Initial Rental Period and so in proportion for any less time than a year the yearly rent of the Initial Annual Rent and thereafter during the remainder of the said term such yearly rent as shall be determined pursuant to the provisions of Clause 6 hereof such rents to be paid without any deduction whatsoever (save as required by law) by equal quarterly payments in advance on the usual quarter days in every year the first of such payments (or a proportionate part thereof) for the period from the Rent Commencement Date to the day immediately preceding the quarter day next following that date to be paid on the date hereof

2.3                                 throughout the said term by way of further rent within 14 days of written demand the cost of insurance referred to in Clause 3.2 hereof

2.4                                 as additional rent any monies payable by the Tenant to the Landlord hereunder

2.5                                 as additional rent any value added tax chargeable on the rent and the additional rent reserved under clauses 2.2, 2.3 and 2.4

3.                                       TENANTS COVENANTS

THE TENANT HEREBY COVENANTS with the Landlord in manner following that is to say:

3.1                                 RENT

3.1.1                        To pay the said yearly rents hereinbefore reserved and made payable without any deductions and rights of set off whatsoever (save as may be required by law) at the times and in the manner aforesaid and by means of a Bankers Standing Order

3.1.2                        To pay the additional rents reserved by this Lease at the times and in a manner specified in relation to each of them

3.2                                 INSURANCE

3.2.1                        To pay to the Landlord within 14 days of written demand sums of money equal to the premiums which the Landlord may expend in effecting or maintaining the insurance of the Demised Premises at what the Landlord shall reasonably consider are reasonable rates of premium having regard to rates available from major insurers in the London insurance market from time to time (including insurance for architects’ and surveyors’ fees of such respective amounts as the Landlord shall from time to time reasonably and properly determine and also the insurance of not more than three years’ rent payable hereunder) against (i) the Insured Risks and (ii) the third party liability of the Landlord in respect of the Demised Premises arising under the Defective Premises Act 1972

3.2.2                        To keep all plate glass on the Demised Premises insured at all times throughout the said term in the joint names of the Landlord and the Tenant against the Insured Risks with underwriters to be named by the Landlord in a sum equal to the full insurable value thereof and to make all payments necessary for the above purposes within seven days after the same shall become due and to produce to the Landlord or its agents on demand the policy or policies of such insurance and the receipt for each such payment PROVIDED ALWAYS that if the Tenant shall fail at any time to keep the same insured as aforesaid the Landlord may do all things necessary to effect and maintain such insurance and any monies expended by it for that purpose shall be repayable by the Tenant on demand and be recoverable forthwith by action and in case of damage to or destruction of any plate glass as aforesaid by any of the Insured Risks the Tenant will reinstate and make good the same with reasonable speed making good any deficiency in the proceeds of such insurance from its own monies

3.2.3                        Not to effect any other insurance of the Demised Premises against loss or damage by any of the Insured Risks unless and to the extent that the Landlord shall fail to comply with its obligations to insure under this Lease

3.3                                 OUTGOINGS

To pay and discharge all rates taxes duties charges assessments impositions and outgoings whatsoever whether Parliamentary parochial local or otherwise and whether or not of an annual or recurring nature which are now or which may at anytime during the said term be assessed charged or imposed upon or payable in respect of the Demised Premises or on the owner or occupier thereof whether the same shall be in the nature of those now in being or not and even though of a wholly novel character except any rates taxes duties charges assessments impositions and outgoings payable by the Landlord in respect of rent and other payments arising under this Lease or in respect of any ownership of or any dealing with any reversion immediately or mediately expectant upon the determination of the said term or the execution of this Lease or in respect of any development of the Demised Premises prior to the date hereof or assessed upon the Landlord by reference to its profit or its capital

3.4                                 REPAIRS

From time to time and at all times during the said term (whether the Landlord shall or shall not have served notice requiring the Tenant so to do) well and substantially to repair cleanse maintain and keep in good and substantial repair all the Demised Premises and every part thereof and all walls drains sewers and appurtenances of or belonging to the Demised Premises with all proper and sound brick stone and timber and other materials of suitable quality and description which shall or may be requisite when and as often as occasion shall require (damage by the Insured Risks excepted save where the insurance monies are rendered irrecoverable in consequence of some act or default of the Tenant and the Tenant shall have failed to pay to the Landlord monies equivalent to the insurance monies so rendered irrecoverable (credit being given to the Tenant for any ex gratia payment made by the insurers to the Landlord)

3.5                                 UPKEEP

To clean the windows in the Demised Premises as often as occasion shall require and at least once in every calendar month and to keep any part of the Demised Premises not covered by buildings (if any) in a neat and tidy condition and reasonably free from weeds

3.6                                 EXTERNAL DECORATION

In every third year of the said term and in the last year of the said term whether the same shall expire by effluxion of time or otherwise in a proper and workmanlike manner to prepare and paint all the outside parts of the Demised Premises and all additions thereto previously painted by the Tenant or usually painted with two coats at least of good quality paint or varnish and at the same time and in like manner to treat as appropriate with best quality materials all other parts previously or usually so treated provided that nothing herein contained shall require the Tenant to so paint or treat the outside parts of the Demised Premises in two successive years

3.7                                 INTERNAL DECORATION

In every fifth year of the said term and in the last year of the said term whether the same shall expire by effluxion of time or otherwise in a proper and workmanlike manner (and in such last year (unless the Tenant or any undertenant has agreed to take a new tenancy of the Demised Premises) in a colour or colours to be approved by the Landlord such approval not be unreasonably withheld) to paint or varnish all the inside parts of the Demised Premises and also the Landlord’s fixtures where previously or usually painted or varnished with two coats at least of good quality paint or varnish and at the same time and in like manner to treat as appropriate all other parts previously or usually so treated provided that nothing herein contained shall require the Tenant to so paint varnish or treat the inside parts of the Demised Premises in two successive years

3.8                                 FIXTURES

To maintain in good and serviceable condition the Landlord’s fixtures and fittings in or upon the Demised Premises and in the event of any of the said fixtures and fittings being missing broken damaged or destroyed forthwith to repair them or where the same shall be beyond economic repair to replace them with others of a similar character and of equal utility (damage by the Insured Risks excepted save where the insurance monies are rendered irrecoverable in consequence of some act or default of the Tenant and the Tenant shall have failed to pay to the Landlord monies equivalent to the insurance monies so rendered irrecoverable (credit being given to the Tenant for any ex gratia payment made by the insurers to the Landlord))

3.9                                 INSPECTION AND NOTICE OF DEFECTS

Subject to the provisions of Clause 5.7 to permit the Landlord and its agents or servants at all reasonable hours in the daytime on reasonable prior written notice of not less than 5 working days to the Tenant (except in the case of emergency when such notice as can be given shall be given) with or without workman or others to enter the Demised Premises or any part thereof to take a plan of and to view the state and condition of the same and to take inventories of the Landlord’s fixtures and fittings and things to be yielded up at the expiration of the said term and the Tenant’s will within 3 months after receipt of notice from the Landlord of any breach of the Tenant’s repairing and decorating covenants herein contained found on such inspection commence and thereafter diligently proceed to repair and make good the same in accordance with the covenants on the part of the Tenant hereinbefore contained And if the Tenant shall fail to repair and make good the same as aforesaid to permit the Landlord or its contractors agents and workmen (but without prejudice to any other right or remedy available to the Landlord) to enter upon the Demised Premises (subject to the provisions of clause 5.7 and then only in so far as necessary) to execute such works as may be necessary to repair and make good the same at the expense of the Tenant And the reasonable and proper costs and expenses reasonably and properly incurred in carrying out such repairs shall be repaid by the Tenant to the Landlord within 14 days of written demand provided that the Landlord or its contractors agents or workman shall not be entitled to enter to execute such works unless the Landlord would be entitled to take proceedings for the enforcement of any right of re-entry or forfeiture or for damages pursuant to the provisions of the Leasehold Property (Repairs) Act 1938 in respect of the relevant disrepair

3.10                           TO YIELD UP

At the end or sooner determination of the said term (unless the Tenant or any undertenant shall have agreed to take a new tenancy of the Demised Premises) peaceably to yield up unto the Landlord the Demised Premises and every part thereof in such good and substantial repair and condition and decorative order as shall be in accordance with the Tenant’s covenants herein contained together with all fixtures improvements and additions of every kind in or upon the Demised Premises or which at the expiration or sooner determination of the said term may be affixed or fastened to or upon the same (trade or Tenant’s fixtures fittings and effects only excepted) provided (for the avoidance of doubt) that the Tenant shall have no liability in respect of the state or condition of the Demised Premises if the Landlord shall have successfully opposed the grant of a new tenancy on any of the grounds set out in section 30(1)(f) of the Landlord and

Tenant Act 1954 and on or before the expiration of the said term to remove every moulding sign-writing or painting of the name or business of the Tenant or other occupiers of the Demised Premises and to make good to the reasonable satisfaction of the Landlord any damage caused to the Demised Premises by such removal or by the removal of the Tenant’s fixtures fittings and effects

3.11                           COMPLIANCE WITH INSURANCE POLICY

Not to do or suffer to be done upon the Demised Premises any act or thing which may make void any policy (written details of which have been supplied by the Landlord to the Tenant) for the insurance of the Demised Premises against damage or destruction by the Insured Risks or render any increased or extra premium payable by the insurance of the Demised Premises or any adjoining premises belonging to the Landlord against damage or destruction by the Insured Risks (without in the latter event first having paid the amount of every such increase or extra premium) and to comply with the reasonable requirements of the insurers

3.12                           NOTICE OF INSURED LOSS

In the event of the Demised Premises or any part thereof being destroyed or damaged by any of the Insured Risks to give notice thereof to the Landlord as soon as such destruction or damage shall come to the notice of the Tenant

3.13                           IRRECOVERABLE INSURANCE MONIES

In the event of the Demised Premises or any adjoining premises belonging to the Landlord being destroyed or damaged by any of the Insured Risks and the insurance money under any insurance against the same effected thereon by the Landlord pursuant to its covenant herein contained being wholly or partly irrecoverable by reason solely or in part of any act or default of the Tenant or the Tenant’s servants or agents then and in every such case the Tenant shall within 14 days of written demand pay to the Landlord the monies so rendered irrecoverable (credit being given to the Tenant for any ex gratia payment made by the insurers to the Landlord)

3.14                           ALTERATIONS AND ADDITIONS

3.14.1.1                                 Not without the prior written consent of the Landlord (such consent not to be unreasonably withheld or delayed) make any structural or external alteration addition or excavation in or to the Demised Premises or any part thereof or cut maim or remove any of the walls horizontal or vertical partitions beams columns or other structural parts thereof Provided Always that consent shall not be required for the erection by the Tenant of demountable partitioning inside the Demised Premises or any other internal non-structural alteration (where details of such non-structural alterations have been supplied to the Landlord fifteen working days prior to the date upon which they are to be carried out) Provided Further that the Landlord shall be entitled (if reasonable so to do) to require that the Tenant shall remove any such non-structural alterations and make good to the reasonable satisfaction of the Landlord any damage caused thereby to the Demised Premises at the end or sooner determination of the said term but not alterations made to comply with requirements of law or the insurers

3.14.1.2                                 Not at any time during the said term to make any alterations or additions to the electrical installation of the Demised Premises save in accordance with the terms and conditions laid down by the Institution of Electrical Engineers and the regulations of the Electricity Supply Authority

3.14.1.3                                 Not unreasonably to interfere with or otherwise cause access to any pipes wires cables drains sewers watercourses conduits or sub-ways which now are under in or through the Demised Premises to be or become more difficult than the same now is

3.14.1.4                                 Not without the prior written consent of the Landlord (such consent not to be unreasonably withheld of delayed) to place or suffer to be placed on the exterior of the Demised Premises any sign placard poster advertisement plate notice flag banner or wireless or television mast or aerial or other thing provided that the Tenant and/or any lawful occupier may erect substitute signage and embellishments in accordance with its corporate style or livery without any consent from the Landlord where the area of such signage and embellishments is not increased

3.14.2                                          In applying for any such consent as is referred to in this clause 3.14 the Tenant shall submit to the Landlord the necessary plans and specifications for approval in duplicate and any such consent if granted shall nevertheless be without prejudice to the provisions of clause 3.16

3.15                           STATUTORY REQUIREMENTS

At all times during the said term to observe and comply in all respects with the provisions and requirements of any and every enactment (which expression in this covenant includes as well any and every Act of Parliament already or hereafter to be passed as any and every order regulation and bye-law already or hereafter to be made under or in pursuance of any such Act) so far as they relate to or affect the Demised Premises or any additions or improvements thereto or the user thereof for the purpose of any manufacture process trade or business or the employment or residence therein of any person or persons or any fixtures machinery plant and chattels for the time being affixed thereto or being thereupon or used for the purposes thereof and to execute all works and provide and maintain all arrangements which by or under any enactment or by any government department local authority or other public authority or duly authorised officer or Court of competent jurisdiction acting under or in pursuance of any enactment are or may be directed or required to be executed provided and maintained at any time during the said term upon or in respect of the Demised Premises or any additions or improvements thereto or in respect of any such user thereof or employment or residence therein of any person or persons or fixtures machinery plant or chattels as aforesaid whether by the Landlord or Tenant thereof and to indemnify the Landlord at all times against all costs charges and expenses of or incidental to the execution of any works or the provision or maintenance of any arrangements so directed or required as aforesaid and not at any time during the said term to do or omit or suffer to be done or omitted on or about the Demised Premises any act or thing by reason of which the Landlord may under any enactment incur or have imposed upon it or become liable to pay any penalty damages compensation costs charges or expenses Provided Always that if any acts things or works are required to be done or carried out in order to comply with this covenant the previous written approval of the Landlord shall be obtained by the Tenant (such approval not to be unreasonably withheld or delayed) The Tenant will produce to the Landlord or to the Landlord’s Surveyor upon demand all such evidence as the Landlord may require in order to be satisfied that the provisions of this sub-clause have been complied with

3.16         TOWN AND COUNTRY PLANNING

In relation to the Planning Acts by which expression it is intended to designate the Town and Country Planning Act 1990 or any statutory modification or re-enactment thereof for the time being in force and any regulations or orders made thereunder and from time to time in force

3.16.1              At all times during the said term to comply with the provisions and requirements of the Planning Acts and all notices order licences consents permissions and conditions (if any) served made granted or imposed thereunder (or under any enactment repealed thereby) and from time to time in force so far as the same respectively relate to or affect the Demised Premises or any part thereof or any operations works acts or things already or hereafter to be carried out executed done or omitted thereon or the use thereof for any purpose

3.16.2              During the said term so often as occasion shall require at the expense in all respects of the Tenant to obtain all such planning permissions licences and consents as may be properly required for the carrying out by the Tenant of its operations on the Demised Premises or the institution or continuance by the Tenant thereon of its use thereof which may constitute development within the meaning of Planning Acts but so that the Tenant shall not make any application for planning permission without the previous written consent of the Landlord (which shall not be unreasonably withheld and which shall not be required in respect of any development which does not otherwise require the Landlord’s consent under this Lease)

3.16.3              Subject to any statutory direction to the contrary to pay and satisfy any charge that may hereafter be imposed under the Planning Acts in respect of the carrying out or maintenance by the Tenant of any such operations or the institution or continuance by the Tenant of any such use as aforesaid

3.16.4              On receipt by the Tenant of any order direction proposal or notice made given or issued to the Tenant by a planning authority under or by virtue of the Planning Acts insofar as the same relates to or affects the Demised Premises to give full particulars thereof within 14 days from such receipt to the Landlord and subject as aforesaid and so long as it is not contrary to the Tenant’s interest without avoidable delay and at the Tenant’s own expense either:

3.16.4.1                   take all reasonable or necessary steps to comply with such notice or order or

3.16.4.2                   if the same is capable of challenge or appeal and if (reasonably so required by the Landlord but subject as aforesaid) make or join in making reasonable representations in respect of any such proposal the cost thereof being shared by the Landlord and the Tenant equally

3.16.5                                          Notwithstanding any consent which may be granted by the Landlord not to carry out or make any alteration or addition to the Demised Premises or any change of use thereof (being an alteration or addition or change of use which is prohibited by or for which the Landlord’s consent is required to be obtained under this Lease and for which a planning permission needs to be obtained) before a planning permission therefor has been produced to the Landlord and acknowledged by it in writing as satisfactory to it (such acknowledgement not to be unreasonably withheld or delayed)

3.16.6                                          Unless the Landlord shall otherwise direct to carry out before the expiration or sooner determination of the said term any works stipulated to be carried out to the Demised Premises by a date subsequent to such expiration or sooner determination as a condition of any planning permission which may have been implemented by the Tenant during the said term

3.16.7                                          If and when reasonably called upon so to do to produce at the Landlord’s expense to the Landlord or its surveyors all such plans orders directions proposals notices documents and other evidence as the Landlord may reasonably require in order to satisfy itself that the provisions of this covenant have been complied with in all respects

3.17                           LOCAL AUTHORITY NOTICES

The Tenant will as soon as reasonably practicable following receipt of:

3.17.1                                          A proposal for alteration of the valuation list under the Local Government Act 1948 (or any modification or re-enactment thereof for the time being in force) in respect of the Demised Premises

3.17.2                                          Any notice or communication from any Local Authority or other body or authority indicating the intention compulsorily to acquire any interest in the Demised Premises or any part thereof or

3.17.3                                          Any notice or proposal beneficially or detrimentally affecting the Demised Premises send a copy of such proposal notice or communication to the Landlord and will if so reasonably requested by the Landlord and provided the same is not contrary to the Tenant’s commercial interests join with the Landlord in opposing any such alteration of valuation or compulsory acquisition or detrimental proposal and the cost of so doing shall be shared by the Landlord and the Tenant in proportion to the value of their respective estates or interests in the Demised Premises

3.18         MACHINERY

Not to install or suffer to be installed any machinery upon the Demised Premises or any part thereof which shall be unduly noisy or cause dangerous vibration or be an actionable nuisance nor to overload any floor wall or staircase or roof of the Demised Premises

3.19         NUISANCE

Not to do or permit to be done anything upon the Demised Premises which may be or become an actionable nuisance annoyance or cause damage or inconvenience to the Landlord or the owners tenants or occupiers of the adjoining or neighbouring premises nor to use or permit the Demised Premises or any part thereof to be used for any illegal or immoral purpose or for any noxious offensive or noisy trade or business

3.20         FUMES

Not to install in or upon the Demised Premises any paraffin burning apparatus whether for heating purposes or otherwise nor cause or permit any smoke effluvia vapour grit smells or odours to be emitted from any apparatus on the Demised Premises so as to cause a nuisance outside the Demised Premises

3.21         INFLAMMATORY SUBSTANCES

In all respects to comply with the provisions of all statutes and any other obligations imposed by law in regard to licensing and the carrying on of the business for the time being carried on by the Tenant on the Demised Premises and to observe all statutory and other provisions and regulations with regard to the storage and use of any explosive or inflammatory oils or substances in or upon the Demised Premises

3.22         COSTS OF NUISANCE

To pay all reasonable costs charges and expenses properly incurred by the Landlord in abating a legal nuisance caused by the Tenant its servants or agents at the Demised Premises whether or not required in obedience to a notice served by the local authority or by any other person entitled to require abatement of such nuisance

3.23         USE

3.23.1                                          Not to use or permit to be used the Demised Premises or any part thereof save for the Permitted Use

3.23.2                                          Not to use or permit to be used the external parts of the Demised Premises other than for parking (in the appropriate parking spaces) of motor vehicles and/or the keeping of one covered refuse receptacle

3.23.3                                          Not to use or permit to be used the external parts of the Demised Premises for the parking of vehicles awaiting repair

3.24         ENCROACHMENTS

Not (save as may be required by law or by the consequence of a lawful alteration) knowingly to permit any new window light opening doorway path passage drain or other encroachment or easement to be made or acquired in against out of or upon the Demised Premises which may be or grow to the damage or inconvenience of the Landlord or any of its lessees or tenants And that in case such window light opening doorway path passage drain or other encroachment or easement shall be made or acquired or attempted to be made or acquired the Tenant will give notice thereof to the Landlord as soon as reasonably practicable and will permit the Landlord or its servants to enter upon the Demised Premises to inspect the same and will permit the Landlord to adopt such means as may be reasonably required or deemed proper for preventing any such encroachment or the acquisition of any such easement Provided Always that the Landlord shall indemnify the Tenant against all actions losses or damages which the Tenant may suffer by reason of any act or action which the Landlord may do or bring under this sub-clause

3.25         NOT TO OBSTRUCT WINDOWS

Not (save as may be required by law or be the consequence of a lawful alteration) to stop up darken or obstruct any window or lights belonging to the Demised Premises or any other buildings belonging to the Landlord and not to give to any third party any acknowledgement and not to give to any third party any acknowledgement that the Tenant enjoys the access of light to any of the windows or openings in the Demised Premises by the consent of such third party nor to pay such third party any sum of money nor to enter into any agreement with such third party for the purposes of inducing or binding such third party to abstain from obstructing the access of light to any of such windows or openings and in the event of the Tenant becoming aware of any of the owners of any adjoining or neighbouring land or buildings doing or threatening to do anything which obstructs the access of light to any of the windows or openings in the Demised Premises to notify the same forthwith to the Landlord

3.26         REFUSE AND STORAGE

3.26.1                                          Not to form or permit to be formed a rubbish dump on the Demised Premises but to keep all rubbish and refuse on the Demised Premises in properly covered receptacles not more than one of which shall be kept externally save during normal working hours more than one wheelie bin can be placed outside provided it is removed before close of business and not to hang place or deposit nor permit to be hung placed or deposited any goods articles or things for sale or display or otherwise (other than lawful signage) outside any building erected upon the Demised Premises or on any forecourt or yard forming part of the Demised Premises

3.26.2                                          not to store or permit to be stored any items on any external part of the Demised Premises

3.27         DRAINAGE

Not to stop up or obstruct in any way whatsoever or cause save in compliance with all relevant consents oil grease or other deleterious matter or substance to enter the drains sewers and watercourses serving the Demised Premises or any adjoining or neighbouring premises and in the event of any such obstruction or injury being caused as a result of the Tenant’s breach to the drains sewers or watercourse otherwise than by any of the Insured Risks forthwith to make good all such damage to the reasonable satisfaction of the Landlord or the Landlord’s Surveyor

3.28         FIRE REGULATIONS

To keep any fire fighting and extinguishing apparatus installed in compliance with any legal requirements open to the inspection and maintained to the reasonable satisfaction of the relevant statutory authority and also not to obstruct the access to or means of working such apparatus and appliances by its operations at or connected with the Demised Premises

3.29         THIRD PARTY CLAIMS

Not to do anything which would make the Landlord liable in respect of any claim by any third party and the Tenant shall inform the Landlord forthwith upon its becoming aware of any defect in the state of the Demised Premises which could give rise to a claim against the Landlord under the Defective Premises Act 1972 or any statutory modification or re-enactment thereof for the time being in force

3.30         SUPPORT

Not to do anything or suffer anything to be done on the Demised Premises which would remove support from any adjoining land buildings or structures or endanger such land buildings or structures in any way whatsoever

3.31         SALE BOARDS

Unless the Tenant or any undertenant then has the right to a new tenancy of the Demised Premises (subject to Clause 5.8) to permit the Landlord and its surveyors workmen and agents at any time within six calendar months next before the expiration or sooner determination of the said term to enter upon the Demised Premises and to affix and retain upon any suitable part thereof but so as not to obscure the windows of the Demised Premises or the signage or in any other manner interfere with the business of the Tenant or any of its sub-tenants or licensees a notice board for selling or letting the same (with or without any other premises) as the case may be and the Tenant will not remove or obscure the same (provided that if the Landlord is not entitled to erect a re-letting board as aforesaid it shall not be entitled to (and hereby covenants not to) erect such a board elsewhere on any adjoining land belonging to the Landlord in relation to the Demised Premises) and the Tenant will at all times throughout the said term upon prior written appointment (agreement to appointment not to be unreasonably withheld) permit all prospective purchasers by order in writing of the Landlord or its agents to enter and view the Demised Premises or any part thereof at reasonable hours in the day time without interruption

3.32         COSTS OF PROCEEDINGS

To pay all reasonable and proper costs charges and expenses (including solicitors’ costs and surveyors’ fees) reasonably and properly incurred by the Landlord in or in reasonable and proper contemplation of any proceedings under Sections 146 and 147 of the Law of Property Act, 1925 (notwithstanding forfeiture shall be avoided otherwise than by relief granted by the court) or in relation to distraining for rent in arrear hereunder or in relation to the preparation (with good cause) and service of a schedule of dilapidations during or within a period of 3 months of the expiration or prior determination of the said term

3.33         ALIENATION

3.33.1	Not to assign charge mortgage underlet or (save as hereinafter permitted) part with or share the possession of part only of the Demised Premises

3.33.2	Not to assign underlet or part with or share the possession of the Demised Premises as a whole without:

3.33.2.1	first obtaining the prior written consent of the Landlord (such consent not to be unreasonably withheld) and

3.33.2.2	procuring:

3.33.2.2.1

that the proposed underlessee shall enter into a direct covenant with the Landlord to be bound by and observe and carry out the terms and conditions herein contained (but not to pay any rents or other monies payable by the Tenant under this Lease)

3.33.2.2.2

that if reasonably required the proposed assignee shall provide reasonably acceptable security or obtain a reasonably acceptable guarantor or guarantors who shall enter into joint and several covenants with the Landlord (joint and several in the case of more than one guarantor) in the form set out in the Fourth Schedule hereto

3.33.2.2.3	that no underlease shall provide for payment of any rent more than six months in advance

3.33.2.2.4

that any underlease or other interest deriving out of the said term howsoever remote or inferior shall not be granted at a yearly rent of less than the open market rent reasonably obtainable at the date of its grant without taking a fine or premium

3.33.2.2.5

that any such underlease or derivatory interest shall contain covenants by the underlessee and its successors in title (such covenants to be expressed to be entered into jointly and severally if more than one undertenant) with the Tenant and its successors in title in the same form (mutatis mutandis) as the covenants on the part of the Tenant contained in this Lease

3.33.2.2.6

that neither the Tenant nor any person deriving title under it (including any under-tenant whether immediate or not) will underlet the whole of the Demised Premises for a term which shall extend beyond any date on which the rent hereby reserved is to be reviewed as herein provided unless such underlease shall include provisions to the effect that the rent thereby reserved shall be subject to review on the dates on which the rent hereby reserved is to be reviewed (or such of the same as fall within the proposed term) to the intent that the rent reserved on and after any of the dates on which the rent hereby reserved is to be reviewed shall not be less than the open market rent obtainable without taking a fine or premium in respect of the Demised Premises calculated as at the dates on which the rent hereby reserved is to be reviewed and

3.33.2.3                                                         covenanting with the Landlord that the Tenant will not expressly waive the covenants and conditions imposed as aforesaid upon any sub-tenant but that the Tenant will so long as it is not contrary to the Tenant’s interest enforce such covenants and conditions and that the Tenant will (without prejudice to the foregoing) from time to time at the Landlord’s expense within 14 days of written demand during the said term deliver to the Landlord particulars of any derivative interest on or in the Demised Premises howsoever remote or inferior including full particulars of the rent or rents payable under such derivative interest and such further particulars as the Landlord shall reasonably require

PROVIDED ALWAYS that the Tenant may without the Landlord’s consent part with or share occupation of the Demised Premises or any part thereof to or with any company which is the holding company or a subsidiary of the Tenant in such a way that such parting with or sharing of occupation does not create in such other company any tenancy and the Tenant shall on written request from the Landlord inform the Landlord in writing of the names and businesses of any such holding company or subsidiary of the Tenant

PROVIDED FURTHER that the Landlord may (for the purposes of Section 19(1A) of the Landlord and Tenant Act 1927 (as amended) (“the Act”)) withhold consent under Clause 3.33.2.1 in any one or more of the following circumstances:

(i)                                     If the assignment is within the first year or the last year of the Term or within one year of an immediately preceding assignment

(ii)                                  If any remedial works to the Demised Premises which the Tenant is legally obliged to the Landlord to complete have not been completed.

(iii)                               If there is a breach of covenant by the Tenant which in the reasonable opinion of the landlord reduces the value of the Landlord’s reversionary interest in the Demised Premises

(iv)                              If the proposed assignee is entitled to claim diplomatic or sovereign immunity

(v)                                 If a Review Date has passed and the Rent Review in accordance with Clause 6 has not been completed.

(vi)                              If the Landlord determines that an assignment to the proposed assignee would reduce the value or marketability of the Landlord’s reversionary interest in the Demised Premises (whether or not the Landlord intends to dispose of its interest) but the Tenant is given the unrestricted right to have such determination by the Landlord reviewed by a chartered surveyor (having current experience of values of property of a like kind and character to the Demised Premises) to be agreed upon by the Landlord and by the Tenant or at the request and option of either of them to be nominated by or on behalf of the President for the time being of the Royal Institution of Chartered Surveyors and if such surveyor is appointed:

(A)          he shall act as an expert

(B)                                he shall give notice to the Landlord and the Tenant inviting each of them to submit to him within such time as he shall stipulate their respective arguments which may be supported by the submission of reasons and/or a professional valuation or report

(C)                                he shall afford to each part an opportunity to make counter-submissions in respect of any submission valuation or report

(D)                               he shall give written reasons for his decisions

(E)                                 the determination made by such surveyor on such review shall be conclusive

(F)                                 his fees and the cost of appointing him shall be borne and paid by the Landlord and the Tenant in such shares and in such manner as he shall decide or failing such decision in equal shares

(G)                                and shall die or become unwilling to act or incapable of acting for any reason or fail to act within reasonable expedition another expert shall be appointed in his place in like manner

And Provided that the Landlord may for the purposes of the Act give such consent subject to any one or more of the following conditions:

(i)                                     That the Tenant enters into an authorised guarantee agreement (as defined in section 16 of the Landlord and Tenant (Covenants) Act 1995) in the form annexed hereto or if the Landlord shall so elect in such other form as the Landlord may reasonably require and including the provisions set out in sub-section (5) of such section

(ii)                                  That the Tenant’s solicitors undertake to pay all the proper costs and disbursements of the Landlord’s solicitors the Landlord’s Surveyors and any management fee in connection with the proposed assignment

(iii)                               that the proposed assignee deposits with the Landlord a sum equal to one half of the annual rent first reserved and from time to time payable under this Lease such sum to be held on the terms of a rent deposit deed to be prepared by the Landlord and approved by the Tenant (such approval not to be unreasonable withheld or delayed)

(iv)                              That if any parent or other company or individual or individuals (“the Principal”) offers or is lawfully required to guarantee the obligations of a proposed assignee under this Lease such offer or requirement shall be implemented by the Principal taking an assignment of this Lease jointly with the proposed assignee or if the proposed assignee so elects in substitution for the proposed assignee

3.33.3              Not to hold the whole or any part of the Demised Premises on trust for another

3.33.4                                          At the cost of the Tenant within one month next after the execution of every assurance assignment or underlease affecting the Demised Premises to give notice thereof in writing with particulars thereof to the Landlord and deliver to the Landlord a certified copy of the instrument effecting the same and within one month after the grant of Probate or Letters of Administration in the case of a deceased tenant to produce the same to the Landlord and in each case paying at the same time to the Landlord a registration fee of such sum (being not less than twenty pounds) as shall be reasonable

3.34         COSTS OF APPROVALS

To pay the reasonable and proper legal charges and the surveyors’ fees properly incurred by the Landlord following all applications by the Tenant for any consent of the Landlord required by this Lease whether or not the same is granted or the application withdrawn but not in circumstances where this Lease requires the Landlord not to unreasonably withhold or delay its consent and the Landlord does unreasonably withhold or delay its consent or grants or offers to grant such consent subject to unreasonable conditions unless the Landlord withdraws the same

3.35         ADDITIONAL PROVISIONS

At all times during the said term to observe and comply with the restrictions conditions stipulations and regulations and provisions contained or referred to in the Documents to the extent that the same affect the Demised Premises and are subsisting and capable of being enforced

3.36         V.A.T.

Upon receipt of a valid Value Added Tax invoice addressed to the Tenant to pay to the Landlord in addition to the rent and other charges and fees and other payments of whatsoever nature which are or shall be reserved or which are or may become payable pursuant to the provisions of this Lease (herein called “the Payments”) by or on behalf of the Tenant to the Landlord which attracts Value Added Tax any Value Added Tax (or any other tax replacing the same) which is properly payable in respect of the Payments (save where the same is recoverable by the Landlord)

3.37         INTEREST ON LATE PAYMENT

3.37.1                                          If the Tenant shall make default in paying within 14 days of the due date the rent hereby reserved and within 14 days of demand any other payments hereby made payable by the Tenant pursuant to any of the Tenants covenants herein contained to pay to the Landlord within 14 days of written demand interest at the rate of three per centum per annum above the Specified Rate ruling from time to time from the date the same became due until the date of actual payment

3.37.2                                          To pay interest equivalent to that which would be payable under clause 3.37.1 for any period during which the Landlord properly refuses to accept the tender of payment or to demand payment because of an unremedied breach of covenant of the Tenant

3.38         ACCESS

Subject to the provisions of Clause 5.8 to permit the Landlord and (if reasonably authorised in writing by the Landlord) the lessees or occupiers of any adjoining property belonging to the Landlord with their respective agents officers contractors licensees and workmen with all necessary appliances at all reasonable times and upon reasonable prior written notice to the Tenant (and at all times without notice in the case of emergency) to enter upon the Demised Premises (but only in so far as necessary) for executing repairs to or upon any adjoining property belonging to the Landlord

3.39         EXPENSES

To pay to the Landlord on demand a fair and proper proportion (to be conclusively determined by the Landlord or the Landlord’s surveyor) of the expense of cleaning lighting repairing renewing decorating maintaining and rebuilding any party walls fences gutters drains service media roadways pavements entrance ways access ways or service areas which are or may be used or enjoyed by an occupier of the Demised Premises in common with any other person or person

3.40         TITLE OBLIGATION

During the Term to observe the covenants conditions and other obligations on the Landlord (save mortgages) contained mentioned or referred to in the Documents and to indemnify the Landlord against all costs claims and/or demands arising out of the same insofar as they relate to the Demised Premises

3.41         HEALTH AND SAFETY

3.41.1                                          In this clause Health and Safety Law means all applicable statutes, statutory instruments, common law, treaties, regulations, directives, codes of practice and guidance notes concerning the health, safety and welfare of persons who are employees of the Tenant or who are at the Premises for any purposes in connection with the Tenant’s presence thereat and are exposed to risks to their health and safety or concerning the control use keeping and transport of explosive, highly flammable or dangerous substances or substances hazardous to human health.

3.41.2                                          At the Tenant’s own expense to comply at all times with Health and Safety Law and all its requirements relating to the use or occupation of the Premises.

3.41.3                                          To prepare a formal assessment of the risks to the health and safety of the Tenant’s employees and of persons who are not the Tenant’s employees arising out of or in connection with the Tenant’s occupation of the Premises.

3.41.4                                          To co-operate and co-ordinate all health and safety procedures with the Landlord.

3.41.5                                          To provide upon written request to the Landlord a copy of its current health and safety policy statement and full details of any events or accidents reportable under Health and Safety Law together with copies of any notices or any associated correspondence served or sent by any regulatory body on or to the Tenant or other occupier of the Premises under Health and Safety Law.

3.41.6                                          In relation to any matters to which the Construction (Design and Management) Regulations 1994 (“the Regulations”) apply where such works are undertaken by the Tenant or any person deriving title or authority from the Tenant:

3.41.6.1                                 To procure that the Regulations are fully observed.

3.41.6.2                                 To procure that the Tenant shall act as the sole “client” for the purposes of the Regulations and that a declaration to that effect will be made by the Tenant under Regulation 4 and a copy sent to the Landlord at such time.

3.41.6.3                                 Promptly to provide to the Landlord a full and complete copy of the health and safety file for all works prepared in accordance with the Regulations and any Code of Practice or other guidance issued by any competent authority and (no later than the expiry or sooner determination of this lease) the original health and safety file.

3.41.6.4                                 To procure that there should be granted to the Landlord a licence to use and copy and design, maintenance or operational information and documentation and other information comprised in the health and safety file for any purposes in connection with the Premises or any building of which the Premises forms part.

3.42          VAT USE

To ensure that at all times the use of the Demised Premises is for a purpose or purposes such that it will not result in any election by the Landlord to waive exemption for Value Added Tax being disapplied or restricted

3.43          VAT REGISTRATION

Forthwith to become and at all times remain a registered taxable person for the purposes of Value Added Tax and from time to time on demand to furnish the Landlord with full particulars of such registration and of all documents and facts regarding the use of the Demised Premises which may be relevant to determine whether any election by the Landlord to waive exemption from Value Added Tax applies or may be disapplied or restricted

3.44          RELIEF FROM NON-DOMESTIC RATE

To reimburse the Landlord for loss of relief from non-domestic rate of unoccupied property which would have been available to the Landlord in respect of vacancy of the Demised Premises after the termination of this Lease but for the allowance of relief to the Tenant or any other person formerly in occupation of the Demised Premises for vacancy commencing before the termination of this Lease

3.45          INDEMNITY

To indemnify the Landlord against all costs claims demands and liability the Landlord incurs as a result of any breach of the Tenant’s covenants herein

3.46                           Within fourteen days of the death during the term of any person who is the Surety or of such person becoming bankrupt or having a receiving order made against him or being a company suffering an Administrative Receiver to be appointed passing a Resolution to wind-up or entering into liquidation then to give notice thereof to the Landlord and if so required by the Landlord at the expense of the Tenant within twenty-eight days to procure some other person or persons acceptable to the Landlord to execute a guarantee in respect of the payment of the rents hereby reserved and the observance and performance of the covenants herein contained in the form set out in the fourth schedule hereof

4.              LANDLORDS COVENANTS

THE LANDLORD HEREBY COVENANTS with the Tenant as a personal obligation of the Landlord (but not so as to be liable after the Landlord shall have transferred all its estate and interest in the Demised Premises if it shall have procured that any person to whom the Landlords estate and interest in the Demised Premises is transferred shall have covenanted by deed with the Tenant in the same terms as set out in this Clause 4 and shall have supplied that deed to the Tenant:

4.1            QUIET ENJOYMENT

That the Tenant shall have quiet enjoyment of the Demised Premises and the other rights hereby granted against the Landlord and all persons claiming title through under or in trust for the Landlord

4.2            INSURANCE

4.2.1         The Landlord shall at all times during the said term:

4.2.1.1                                       insure and keep insured with an insurance office of good repute having its principal place of business in England or Scotland the Demised Premises (other than any glass) against loss or damage by the Insured Risks in the full rebuilding cost thereof with provision for inflation to cover the period of rebuilding or reinstatement including the cost of demolition site clearance and shoring up and hoarding of any land or buildings and related costs and architects’ surveyors’ and other professionals’ fees and incidental expenses consequent upon rebuilding or reinstatement

4.2.1.2                                       whenever required by the Tenant or whenever there is a material change in the risks covered or the nature extent and terms and conditions of the insurance produce to the Tenant a certified copy of the policy or policies of such insurance or other sufficient written evidence of the nature extent and terms and conditions thereof and the receipt for or other evidence of the payment of the last premium for the same in respect of the period of insurance then current and confirmation from the insurers that the same is in existence

4.2.1.3                                       ensure that nothing is done or omitted by itself or its servants or agents which causes the policy or policies of insurance effected by the Landlord pursuant to this Lease to be rendered void or voidable or whereby any extra or increased premium may become payable by the Tenant save where the Landlord pays such increased or extra premium out of its own monies

4.2.1.4                                       notify the Tenant in writing of any proposed change in the ambit quantum or terms of cover provided from time to time by such insurance and shall supply (without the need of any request from the Tenant) a copy of any new form of policy which becomes applicable

4.2.1.5                                       use all reasonable endeavours to ensure that every policy of insurance effected by the Landlord hereunder contains a non-invalidation clause to the effect that the policy shall not be avoided by any act or omission or by any alteration whereby the risk of damage or destruction is increased unknown to or beyond the control of the Landlord and a provision whereby the insurers agree to waive all rights of subrogation remedies or relief to which the insurers might become subrogated against the Tenant (unless the loss has been occasioned by or contributed to by the fraudulent or criminal or malicious act of the Tenant)

4.2.1.6                                       in case of the destruction of or damage to the Demised Premises or any part thereof by any of the Insured Risks the Landlord shall forthwith institute and thereafter diligently proceed with a claim on the policy or policies of insurance

4.2.1.7                                       (unless and save to the extent that the policy of insurance on the Demised Premises has been invalidated and the policy monies have been properly withheld by reason of any act or default of the Tenant and the Tenant has not paid to the Landlord the policy monies lost thereby (credit being given in respect of any ex-gratia payment made by the insurer to the Landlord)) forthwith to use all reasonable endeavours to obtain with all due diligence and speed any labour permits planning permissions bye-law and other approvals which are necessary to enable the Demised Premises to be rebuilt or reinstated and

4.2.1.8                                       apply all the insurance monies received (save in respect of the loss of rent) in rebuilding or reinstating with due diligence and speed the Demised Premises or such part or parts thereof as shall have been so destroyed or damaged and make up any deficiency out of its own monies

4.2.2                        The Landlord shall carry out all works of reinstatement or replacement in a good and workmanlike manner in accordance with good building practice and using good sound and suitable materials and in accordance with all necessary consents and the requirements of statute bye-law any local act the fire officer and any applicable supra-national legislation or directives and the requirements of any relevant British Standards Institution Standards and Codes of Practice applicable from time to time with due diligence and speed

4.2.3                        If the Demised Premises are wholly or substantially damaged or destroyed by any of the Insured Risks the Landlord shall use all reasonable endeavours to obtain deeds of collateral warranty from the contractor any nominated sub-contractor the architect the structural engineer and the mechanical and electrical services engineer engaged to carry out the works of reinstatement or replacement or their design or supervision such collateral warranty deeds to be in a form approved by the Tenant (such approval not to be unreasonably withheld)

4.2.4                        If it shall not be possible to rebuild or reinstate the Demised Premises in accordance with clauses 4.2.2 and 4.2.3 exactly as it was prior to the date of damage or destruction the Landlord shall rebuild or reinstate the same making any necessary changes provided that the use and enjoyment of the Demised Premises and the ability of the Tenant and any lawful occupier to use the Demised Premises beneficially for the use permitted by this Lease shall not thereby be materially and adversely affected and the prior written consent of the Tenant (such consent not to be unreasonably withheld) shall be obtained by the Landlord prior to any such changes being made

4.2.5                        If any of the said necessary consents contain a condition which was not in force immediately prior to the date of damage or destruction by any of the Insured Risks and which prevents the Tenant or any lawful occupier from using the Demised Premises beneficially for its purpose the Tenant shall be entitled by giving written notice to the Landlord not later than whichever shall be the later of 21 days after receiving a copy of the relevant consent and 14 days after the expiration of the time limits for making an appeal against the imposition of such condition without such appeal having been made by the Landlord to determine this Lease whereupon this Lease shall cease and be at an end but without prejudice to any claim in respect of any antecedent breach of the terms of this Lease by either party hereto PROVIDED THAT if such a condition is imposed and within the time limits for making an appeal against the imposition of such condition the Landlord shall make such appeal then the Tenant shall not be entitled to determine this Lease unless or until the appeal against the imposition of such condition is lost or abandoned

4.2.6                        Upon receipt of any insurance monies (save in respect of loss of rent) the Landlord shall pay the same into a separately-designated trust account until they are required for disbursement in connection with the reinstatement or replacement required pursuant to clauses 4.2.2 and 4.2.3 and until actual disbursement all monies in such account shall be held by the Landlord as trustee

4.2.7                        If the insurer has under the terms of the policy the option to effect reinstatement rather than to pay the insurance monies to the Landlord and exercises such option the Landlord shall use all reasonable endeavours (which expression shall connote (inter alia) the taking of any requisite proceedings where counsel of not less than ten years’ call at the English bar specialising in insurance matters shall have advised that on the balance of probabilities such proceedings would succeed) to procure that the insurer carries out such reinstatement without avoidable delay and shall not agree to accept anything less than full repair or restoration without the prior written consent of the Tenant (such consent not to be unreasonably withheld)

4.3            CONSENTS

That where the Landlord is not lawfully entitled to unreasonably withhold or delay any licence consent approval or acknowledgement required under the terms of this Lease the Landlord shall with due diligence and speed not unreasonably withhold or delay the issuance of the same nor proffer the same subject to unreasonable conditions

5.              PROVIDED ALWAYS AND IT IS HEREBY AGREED AND DECLARED that:

5.1            FORFEITURE

Notwithstanding and without prejudice to any other remedy and power herein contained or otherwise available to the Landlord if the rents or other charges reserved or made payable hereunder or any part thereof respectively shall be unpaid for twenty-one days after becoming payable (whether (in the case of the rent first reserved) formally demanded or not) or if any covenant agreement condition or stipulation on the Tenant’s part herein contained shall not be performed or observed or the Tenant shall enter into liquidation whether compulsory or voluntary (not being merely a voluntary liquidation while solvent for the purpose of amalgamation or reconstruction) or if a receiver shall be appointed of all or a substantial part of the assets or undertaking of the Tenant or if the Tenant being an individual shall enter into composition with his creditors generally or be adjudicated bankrupt then and in any such case it shall be lawful for the Landlord at any time thereafter to re-enter upon the Demised Premises or any part thereof in the name of the whole and thereupon this demise shall absolutely determine but without prejudice to any right of action of either party hereto in respect of any breach non-observance or non-performance of any of the other’s covenants agreements conditions or stipulations herein contained

5.2            RENT ABATEMENT

If during the said term the Demised Premises or any part thereof shall be destroyed or damaged by any of the Insured Risks so as to render the Demised Premises unfit for occupation or use for the use permitted hereunder then (save to the extent that the policy moneys payable in respect of loss of rent shall have been properly refused in whole or in part in consequence of some act or default of the Tenant its servants or agents) the rents and charges hereby reserved or made payable or a fair and just proportion thereof (according to the nature and extent of the damage sustained and the part (if any) of the policy monies withheld as aforesaid) shall cease to be payable as from the date of such destruction or damage until the Demised Premises are fit for occupation and use for the permitted use hereunder or the date upon which the proceeds of loss of rent insurance ceases to be referable which ever is the lesser and any dispute as to the extent proportion or period of such suspension shall be determined by a single arbitrator to be appointed by the Landlord and the Tenant and in case of difference upon the application of either party by or on behalf of the President for the time being of the Royal Institution of Chartered Surveyors such arbitrator to act in accordance with the provisions of the Arbitration Act 1996 or any statutory modification or re-enactment thereof for the time being in force PROVIDED THAT for the avoidance of doubt if the Tenant shall have paid any sum in advance in respect of a period following the date of damage or destruction the Landlord shall on whichever shall be the earlier of the end of the period in respect of which the sum was paid and the date upon which the Demised Premises are rendered fit for occupation and use as aforesaid refund the same or a due proportion thereof according to the length of time the Demised Premises are unfit for occupation or use for the use permitted by this Lease and if the Demised Premises shall not have been so rendered fit for occupation and use within 18 months of such damage or destruction either party hereto may (before the Demised Premises have been rendered fit for occupation and use as aforesaid) give notice in writing to the other to terminate this Lease whereupon this Lease shall determine but without prejudice to any claim that either party may have against the other in respect of any antecedent breach

5.3            NOTICES

Section 196 of the Law of Property Act 1925 (as amended) shall apply to any notices to be served under the terms of this Lease save that no notices shall be left at the Demised Premises (unless they are the principal place of business or registered office of the Tenant)

5.4            ACKNOWLEDGEMENT RE USE

The Tenant hereby acknowledges that no warranty is given or implied by the granting of this Lease or by the giving of any consent to a change of use hereunder by the Landlord or otherwise that the use to which the Tenant proposes now or hereafter to put the Demised Premises or any alterations or additions which the Tenant may now or hereafter desire to carry out will not require planning permission under the Planning Acts

5.5            WAIVER OF BREACH

No acceptance or demand or receipt for rent by the Landlord after knowledge (actual or implied) by the Landlord or its agents of any breach of any of the covenants agreements and obligations on the part of the Tenant herein contained or implied shall operate as a waiver in whole or in part of such breach or of the Landlords right of forfeiture or re-entry in respect thereof but any such breach shall for all the purposes of this Lease be a continuing breach for so long as such breach shall be subsisting and no person taking any estate or interest under the Tenant shall be entitled to set up any such acceptance of or demand or receipt for rent as a defence in any action or proceedings by the Landlord

5.6            ARREARS

No arrears of rents or other sums due shall be recoverable form The Original Tenant after it shall have assigned this Lease where such sums become due more than twelve months before The Original Tenant is notified thereof

5.7            CONDITIONS ON RIGHTS OF ENTRY

Wherever in this Lease it is provided that the Landlord or any other person is entitled to enter upon the Demised Premises such rights of entry shall only be exercised in accordance with the following conditions:

5.7.1                        That the Landlord shall procure that the person exercising the rights shall cause as little damage annoyance and disturbance to the Demised Premises and the business carried on thereat as reasonably possible and

5.7.2                        That the Landlord shall as soon as practicable make good to the reasonable satisfaction of the Tenant any physical damage thereby occasioned and

5.7.3                        That the Landlord shall procure that the persons exercising the right exercises it only in accordance with a programme of works first agreed with the Tenant such agreement not to be unreasonably withheld or delayed

5.8            WITHHOLDING CONSENTS

References herein to consents or approvals not being unreasonably “withheld” shall where not expressly provided be deemed to mean “withheld or delayed”

6.              RENT REVIEW

The yearly rent first reserved by this Lease shall be reviewed on each of the Review Dates (and the relevant review date shall be construed accordingly) and as and from each review date the reviewed rent (agreed or determined in accordance with the following provisions of this clause) shall become payable in all respects as if it were the yearly rent firstly reserved by this Lease

6.1            Upward only rent reviews

The reviewed rent shall be the greater of:

6.1.1                        the yearly rent firstly reserved payable under this Lease immediately preceding the relevant review date and

6.1.2                        the market rent of the Demised Premises at the relevant review date

6.2            The market rent

The expression the ‘market rent’ shall for the purposes of this Lease mean the yearly rent at which the Demised Premises might reasonably be expected to be let as a whole in the open market at the relevant review date without a fine or premium or other inducement for the grant thereof being paid or given by either party with vacant possession by a willing landlord to a willing tenant for a term equal to the residue of the term (subject to a minimum of fifteen years) of this Lease at and commencing from the relevant review date and subject to the provisions to the same effect as those contained in this Lease (other than the amount of yearly rent firstly hereby reserved and any rent free period allowed to the Tenant but including these provisions for rent review but on the assumption (if not the fact) that at the relevant review date

6.2.1                        the Demised Premises are available to be let with vacant possession (but such assumption shall not give rise to any discount or abatement of the market rent to reflect the absence of any concessionary rent or rent-free period which a willing landlord would properly grant to a willing tenant upon such a letting in respect of bona fide fitting out works or to reflect the length of time which it would take the willing tenant to carry out its fitting out works)

6.2.2                        the Demised Premises are ready for the willing tenant to carry out its fitting out works

6.2.3                        no work (other than any required to comply with a requirement of law or the insurers) has been carried out to the Demised Premises by the Tenant which has diminished the market rent

6.2.4                        in case the Demised Premises have been destroyed or damaged by any of the Insured Risk they have been fully reinstated

6.2.5                        the covenants of the Tenant herein mentioned have been fully observed and performed

6.2.6                        (so far as permitted by law) there is not in operation any statute order or instrument regulation or direction which has the effect of regulating or restricting the amount of rent of the Demised Premises which might otherwise be payable

6.3            Matters to be disregarded

In agreeing or determining the market rent the effect upon it of the following matters shall be disregarded:

6.3.1                        the occupation of the Demised Premises or any part thereof or any adjoining or neighbouring property by the Tenant its subtenants or their respective predecessors in title or lawful occupiers

6.3.2                        any goodwill attached to the Demised Premises by reason of the carrying on at the Demised Premises of the business of the Tenant its subtenants or their respective predecessors in title or lawful occupiers

6.3.3                        any improvements to the Demised Premises or any part thereof made by or at the expense of the Tenant its subtenants or their respective predecessors in title or lawful occupiers with the consent of the Landlord or its predecessors in title (where required and so that any consent which shall have been unreasonably withheld or proffered subject to unreasonable conditions shall be deemed to have been given for the purposes of this paragraph) whether before or after the Term Commencement Date of the said term other than those made in pursuance of an obligation to the Landlord provided that for the avoidance of doubt it is hereby agreed that the Tenant’s fitting out works and any works required to be carried out to comply with statute or the requirements of local authorities or other bodies exercising powers under statute or Royal Charter or any other requirement of law or of the insurers shall be deemed not to have been carried out pursuant to an obligation to the Landlord

6.3.4                        the Tenant’s fitting out works save where carried out pursuant to an obligation to the Landlord

6.4            Procedure for determination of market rent

6.4.1                        The Landlord and the Tenant shall endeavour to agree the market rent at any time not being earlier than 12 months before the relevant review date but if they shall not have agreed the market rent three months before the relevant review date the amount of the market rent shall be determined by reference to agreement between the Landlord and the Tenant or in the absence of such agreement by or on behalf of the determination of an expert nominated by the President for the time being of the Royal Institution of Chartered Surveyors on the application of either of the Landlord or the Tenant and the costs of the expert determination shall be in the award of the expert whose decision shall be final and binding on the parties hereto

6.4.2                        The expert to be nominated shall be a chartered surveyor having experience of leasehold valuation of property being put to the same or similar use as the Demised Premises and of property in the same region in which the Demised Premises are situated

6.4.3                        The expert so nominated shall give notice to the Landlord and the Tenant inviting each of them to submit to him within such time limits as he may stipulate a proposal for the market rent supported (if so desired by either of the parties) by any or all of:

6.4.3.1                                       a statement of reasons;

6.5.3.2                                       a professional rental valuation; and

6.4.3.3                                       (separately and later) submissions in respect of each other’s statement of reasons and valuation but the expert shall not be bound thereby and he shall make shall make the determination in accordance with his own judgement

6.5            Time Limits

Time shall not be of the essence in agreeing or determining the market rent or in appointing an expert.  The non-intimation of intention to review by the Landlord prior to the relevant review date shall not prejudice the Landlord’s entitlement to a rent review from the relevant review date

6.6            Rental adjustments

If the market rent shall not have been ascertained in accordance with the provisions of this clause before the relevant review date then until the market rent shall have been so ascertained the Tenant shall continue to pay on account rent at the rate of the yearly rent payable immediately before the relevant review date and when the market rent shall have been ascertained the Tenant shall within 14 days of written demand pay to the Landlord the difference between the yearly rent paid and the yearly rent which would have been payable if the market rent had been agreed or determined at the relevant review date with interest at the Specified Rate upon each quarterly constituent part of the said difference from the date upon which each quarterly constituent part would have been payable if the reviewed rent had been agreed or determined at the relevant review date until the payment of the same

6.7            Memorandum of rent review

The parties shall cause a memorandum of the reviewed rent duly signed by the Landlord and the Tenant to be endorsed on or securely annexed to this Lease and the counterpart of this Lease and each party shall bear its own costs of so doing

6.8            General

6.8.1                        If the expert nominated pursuant to Clause 6.5.1 hereof shall die or decline to act the President for the time being of the Royal Institution of Chartered Surveyors or the person acting on his behalf may on the application of either the Landlord or the Tenant by writing discharge the expert and appoint another in his place this procedure being repeated as often as necessary

6.8.2                        If either the Landlord or the Tenant shall fail to pay any costs awarded against it under any expert determination under the provisions hereof within 21 days of the same being demanded by the expert the other shall be entitled to pay the same and the amount so paid shall be repaid by the party chargeable within 14 days of written demand

6.8.3                        The market rent shall be deemed to have been ascertained on the date when the same has been agreed between the Landlord and the Tenant or as the case may be the date when the written determination of the expert is notified in writing to the Landlord and the Tenant

7.              BREAK CLAUSE

The Tenant may determine this Lease by serving not less that six months written notice on the Landlord expiring on the fifth anniversary of the Term provided that on the expiry of such notice the sum of £5,000.00 (exclusive of VAT) shall be paid to the Landlord and on expiry of such notice and payment of the said sum this Lease shall determine without prejudice to the rights of either party in respect of any antecedent claim or breach of covenant.

8.                                       CERTIFICATE

The Original Landlord and the Original Tenant hereby certify that there is no agreement for lease or tack to which this Lease gives effect

9.                                       RIGHTS OF THIRD PARTIES

The Contracts (Rights of Third Parties Act 1999) shall not apply to this Lease

IN WITNESS whereof the parties hereto have executed this deed the day and year first before written

THE FIRST SCHEDULE hereinbefore referred to

ALL THAT piece or parcel of land situate and known as the Premises Together with the buildings now or hereafter erected thereon or on parts thereof and more particularly delineated and edged red on the plan annexed hereto together with all sewers drains pipes wires and cables exclusively serving the said property and which are situated therein or thereunder and including all Landlord’s fixtures and fittings from time to time in or upon the same

THE SECOND SCHEDULE hereinbefore referred to

Easements and Rights granted

The following rights are granted to the Tenant and all persons expressly or by implication authorised by the Tenant to use the same in respect of the Demised Premises

1.                                       The right to the free and uninterrupted passage and running of water soil gas electricity and telephonic communications and the services and supplies to and from the Demised Premises in and through the sewers drains wires pipes channels watercourses and other conducting media which are now or may at any time during the said term be in on over or under any nearby land which the Landlord owns or has the benefit of rights over

THE THIRD SCHEDULE hereinbefore referred to

Exceptions and Reservations

Subject to the provisions of Clause 5.7 all rights of entry upon the Demised Premises referred to in this Lease

THE FOURTH SCHEDULE

hereinbefore referred to

The Surety hereby covenants with the Landlord that at all times during the said term and notwithstanding any disclaimer of these presents the rents hereby reserved and all other sums and payments agreed to be paid by the Tenant to the Landlord will be paid at the respective times and in manner hereinbefore appointed for payment thereof and that the several stipulations hereinbefore on the Tenant’s part contained will be duly performed observed and kept in all cases as well after as before any disclaimer and that the Surety will pay and make good to the Landlord all reasonable losses costs and expenses properly sustained by the Landlord through the default of the Tenant in respect of any of the before mentioned matters Provided Always that any neglect or forbearance of the Landlord in endeavouring to obtain payment of the said several rents and payments as and when the same became due or its delay in taking any steps to enforce performance or observance of the several covenants stipulations on the Tenant’s part contained and any time which may be given by the Landlord to the Tenant shall not release or in any way lessen or affect the liability of the Surety under the guarantee on its part hereinbefore contained and Provided further that the Surety shall be bound by all or any agreements made between the Landlord and the Tenant as to the market rent of the Demised Premises pursuant to any review of rent hereunder and by any determination of an expert in that behalf to the intent that any rent agreed or determined as aforesaid shall be deemed to be properly agreed or determined and no failure to adhere to the procedures or timetables herein provided nor the inclusion or exclusion of any item which should have been excluded or included in determining the market rent shall release or affect the liability of the Surety hereunder Provided Also that in the event of the Tenant during the said term hereby granted entering into liquidation or (being a private individual) becoming bankrupt and the Liquidator thereof or the Trustee in such bankruptcy disclaiming this Lease THE SURETY HEREBY COVENANTS with the Landlord that it will if required by the Landlord in writing within 3 months of such disclaimer (as to which time shall be of the essence) accept from the Landlord a lease of the Demised Premises in their then actual state or condition for a term equal in duration to the residue remaining unexpired of the term hereby granted at clause 2 the time of the granting of such lease to the Surety such lease to be at the same rent as that for the time being payable hereunder and to contain the like Tenant’s and Landlord’s covenants respectively and the like provisions and conditions in all respects (including the proviso for re-entry) as are herein contained (other than this clause).  Provided further that the Surety’s obligations to the Landlord shall last throughout the Term but be limited to:

1                                          In the case of the Surety the period during which the Original Tenant is bound by the Tenant’s covenants in this Lease together with any additional period during which the Original Tenant is liable under an authorised guarantee agreement; and

2                                          In the case of any guarantor(s) required pursuant to sub-clause 3.33.2.2.2, the period during which any relevant assignee is bound by the Tenant’s covenants of this Lease together with any additional period during which such assignee is liable under an authorised guarantee agreement

Form of authorised guarantee agreement

1.                                       The Tenant will procure the punctual payment of the rents and the observance and performance of all obligations of the Assignee as lessee under these Presents and in the case of any default the Tenant will on demand pay such rents and observe and perform such obligations as if the Tenant instead of the Assignee were liable therefor as a principal obligor and not merely as a surety

2.                                       The Tenant agrees with the Landlord as a primary obligation to keep the Landlord Indemnified on demand against all losses damages costs and expenses incurred by the Landlord as a result of any failure by the Assignee to pay the rents and/or observe and perform such obligations or as a result of any obligation of the Assignee as lessee under these Presents being or becoming unenforceable

3.                                       If this lease is disclaimed by or on behalf of the Assignee the Tenant will (if so required by the Landlord by written notice to the Tenant within six months after such disclaimer) take from the Landlord and execute and deliver to the Landlord a counterpart of a new lease of the Premises for the residue of the Contractual Term unexpired at the date of such disclaimer at the same rents as are reserved from time to time by and subject to the same covenants and provisions as are contained in these Presents (mutatis mutandis) and the Tenant will on demand pay the Landlord’s legal costs in connection with such lease

4.                                       The obligations of the Tenant under these Presents shall be in addition to any other right or remedy of the Landlord and shall not be discharged diminished or in any way affected by:

4.1                                 any time or indulgence granted by the Landlord to the Assignee or any neglect or forbearance of the Landlord in obtaining payment of the rents or enforcing the obligations of the Assignee as lessee under these Presents

4.2                                 any refusal by the Landlord to accept rents tendered at a time when the Landlord was entitled (or would after service of the appropriate statutory notice have been entitled) to re-enter the Demised Premises

4.3                                 any surrender by the Assignee of part of the Demised Premises in which event the liability of the Tenant shall continue in respect of the part of the Premises not so surrendered after making any necessary apportionments under section 140 of the Law of Property Act 1925

4.4                                 any variation of these Presents (subject to section 18 of the Act of 1995) or other act omission matter or thing (other than a release by deed given by the Landlord) by which but for this provision the obligations of the Tenant under these Presents would have been so discharged diminished or affected

EXECUTED as a DEED and
Delivered by NEXSAN TECHNOLOGIES LIMITED
acting by:

DIRECTOR

/s/	ILLEGIBLE

SECRETARY/DIRECTOR

/s/	ILLEGIBLE

TITLE NUMBER
H. M. LAND REGISTRY		DY 290336
ORDNANCE SURVEY PLAN REFERENCE	SK3537	SECTION M	SCALE 1 /1250
ADMINISTRATIVE AREA	CITY OF DERBY		© Crown Copyright 1997

This office copy shows the state of the title plan on 23 December 2002 at 10:11:30.  It may be subject to minor distortions in scale.
Under s.113 of the Land Registration Act 1925, this copy is admissible in evidence to the same extent as the original.
Issued on 23 December 2002.
The title is dealt with by the Nottingham (West) District Land Registry.
© Crown copyright.  Produced by HMLR.  Further reproduction in whole or in part is prohibited without the prior written permission of Ordnance Survey.  Licence Number 013272128.